                                                                       EXHIBIT 5


                         ZUKERMAN GORE & BRANDEIS, LLP
                                900 THIRD AVENUE
                              NEW YORK, NY  10022
                                 (212) 223-6700



                                                       June 7, 1996



Board of Directors
Medical Device Technologies, Inc.
9171 Towne Centre Drive, Ste. 355
San Diego, CA  92122

     RE:  MEDICAL DEVICE TECHNOLOGIES, INC.;
          REGISTRATION STATEMENT ON FORM S-1
          ----------------------------------

Gentlemen:

     We have acted as counsel for Medical Device Technologies, Inc., a Utah corporation (the "Company") in connection with the preparation and filing by the Company of a registration statement on Form S-1, File No. 333-02727, and the prospectus that forms a part thereof (the "Registration Statement" and "Prospectus," respectively) under the Securities Act of 1933, as amended, relating to the public offering of (i) 1,647,500 shares of __% Cumulative Convertible Series A Preferred Stock, par value $.01 per share (the "Preferred Stock"), which includes 247,500 shares of Preferred Stock being registered for offer and sale on behalf of certain selling shareholders of the Company (the "Selling Shareholders"), and (ii) 1,647,500 redeemable common stock purchase warrants (the "Redeemable Warrants"), which includes 247,500 Redeemable Warrants being registered for offer and sale on behalf of the Selling Shareholders. The Registration and Prospectus also (i) relates to the registration of the shares of the Company's common stock, par value $.15 per share (the "Common Stock"), issuable upon conversion of the Preferred Stock and upon exercise of the Redeemable Warrants (including the shares of Common Stock issuable upon the conversion of the Preferred Stock and upon the exercise of the Redeemable Warrants contained in the Representative's Warrants referred to in the last sentence of this paragraph), and (ii) involves the grant to First Allied Securities, Inc., as representative of the several underwriters of this Offering (the "Representative"), of an option to purchase up to an aggregate of an additional 210,000 shares of Preferred Stock and/or
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Board of Directors
Medical Device Technologies, Inc.
June 7, 1996
Page 2


210,000 Redeemable Warrants for the sole purpose of covering over-allotments, if any. Further, this Prospectus involves the sale of warrants to the Representative, for nominal consideration (the "Representative's Warrants"), to purchase from the Company 140,000 shares of Preferred Stock (and/or an equivalent amount of shares of Common Stock) and 140,000 Redeemable Warrants.

     We have examined the Certificate of Incorporation and the By-Laws of the Company, the minutes of the various meetings and consents of the Board of Directors of the Company, drafts of the Underwriting Agreement relating to the offering of the Company's Common Stock, (as that agreement is defined in the Registration Statement), draft forms of certificates representing the Common Stock and the Representative's Warrant, originals or copies of such records of the Company and where applicable, its predecessor-in-interest, agreements, certificates of public officials, certificates of officers and representatives of the Company and its predecessor-in-interest, and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and its predecessor-in-interest and others.

     Based on the foregoing, we are of the opinion that:

     1. All shares of Preferred Stock, including shares of Preferred Stock for the purpose of covering over-allotments, if any, have been duly authorized and, when issued and sold in accordance with the Prospectus, will be validly issued, fully paid and nonassessable.

     2. The Redeemable Warrants, including Redeemable Warrants for the purpose of over-allotments, if any, and the Representative's Warrants have been duly authorized and, when issued and sold in accordance with the Prospectus, will be validly issued, fully paid and nonassessable.

     3. All shares of Common Stock issuable upon the conversion of the Preferred Stock and upon the exercise of the Redeemable Warrants have been duly authorized and, when issued upon conversion of the Preferred Stock or upon exercise of the Redeemable Warrants
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Board of Directors
Medical Device Technologies, Inc,
June 7, 1996
Page 3


in accordance their respective terms, will be validly issued, fully paid and nonassessable.

     4. The shares of Preferred Stock (and/or any equivalent number of shares of Common Stock) and the Redeemable Warrants issuable upon exercise of the Representative's Warrants, (and the shares of Common Stock issuable upon the conversion of the Preferred Stock and upon the exercise of the Redeemable Warrants issuable upon the exercise of the Representative's Warrants) have been duly authorized, and when issued in accordance with its terms, will be validly issued, fully paid and nonassessable.

     We hereby consent to be named in the Prospectus as attorneys who have passed upon the validity of the shares of Common Stock for the Company under the caption "Legal Matters."

     We further consent to your filing a copy of this opinion as an exhibit to the Prospectus.

                                          Very truly yours,



                                          By: /s/  Zukerman Gore & Brandeis, LLP
                                              ----------------------------------
                                              ZUKERMAN GORE & BRANDEIS, LLP


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